Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” within the Prospectus and Statement of Additional Information of Stone Ridge Longevity Risk Premium Fixed Income Trust 77M and to the use of our report dated March 9, 2020 with respect to the financial statement of Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 77M (the sole series constituting Stone Ridge Longevity Risk Premium Fixed Income Trust 77M), as of February 29, 2020 included in the Statement of Additional Information in the Registration Statement (Form N-2) of Stone Ridge Longevity Risk Premium Fixed Income Trust 77M under the Securities Act of 1933.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 9, 2020